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FOUNDED 1866

Exhibit 99.2(l)(3)

June 15, 2011

Japan Smaller Capitalization Fund, Inc.
Two World Financial Center, Building B
New York, New York 10281

Ladies and Gentlemen:

      We hereby consent to the reference to our firm included in the Registration Statement on Form N-2 (Securities Act File No. 333-172676), and the prospectus constituting a part thereof, of Japan Smaller Capitalization Fund, Inc..

Very truly yours, /s/ Sidley Austin LLP

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships